UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
April 14, 2008

SCOLR Pharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31982	91-1689591
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3625 132nd Avenue SE, Suite 400
Bellevue, WA 98006
(Address of principal executive offices)

(425) 373-0171
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this current report on Form 8-K, unless the context otherwise requires, the terms “we,” “us,” “the Company,” and “SCOLR Pharma” refer to SCOLR Pharma, Inc., a Delaware corporation.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

We entered into new employment agreements with Richard M. Levy, Vice President of Finance and Chief Financial Officer, and Stephen J. Turner, Vice President of Research and Development and Chief Technology Officer on April 14, 2008. The new agreements provide that Messrs. Levy and Turner will continue serving in their current executive positions on an at will basis at a base salary of $226,800 and $252,800, respectively.  Mr. Levy and Mr. Turner will be eligible to receive an annual bonus up to 35% of their respective base salaries (as adjusted from time to time) based on the achievement of certain objectives approved by the board of directors in its discretion.  We may terminate either agreement for “cause” without notice or compensation to the executive, except for unpaid base salary and other benefits already earned.  If we terminate the agreement “without cause,” or if the executive resigns for “good reason,” the executive will receive a lump sum payment equal to 87.5% of his then current base salary, a bonus equal to 35% of such base salary, accelerated vesting of any unvested stock options, and continued medical coverage at our expense for up to one year.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Executive Employment Agreement between SCOLR Pharma, Inc. and Richard M. Levy, dated April 14, 2008

10.2	Executive Employment Agreement between SCOLR Pharma, Inc. and Stephen J. Turner, dated April 14, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCOLR PHARMA, INC.
Dated: April 16, 2008	By:	/s/ Daniel O. Wilds
Daniel O. Wilds President and Chief Executive Officer